    Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT
This Exclusive License and collaboration Agreement (this “Agreement”) is entered into as of May 5, 2021 (the “Effective Date”) by and between Kindred Biosciences Inc., a Delaware corporation, with its principal place of business at 1555 Bayshore Highway, Suite 200, Burlingame, CA 94010 (“KindredBio”), and Elanco US Inc., a Delaware corporation, with its principal place of business at 2500 Innovation Way, Greenfield, IN 46140 (“Elanco”). KindredBio and Elanco are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
Whereas, KindredBio has developed, generated and produced a parvovirus monoclonal antibody known as KIND-030 and its [***]derivatives and owns intellectual property rights in such monoclonal antibody; and
Whereas, KindredBio desires to grant Elanco an exclusive license under such intellectual property rights, and Elanco desires to obtain a license under such intellectual property rights, to Develop and Commercialize the Licensed Products in the Field in the Territory (each capitalized term as defined below), subject to the terms and conditions set forth herein.
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1.
DEFINITIONS
    For purposes of this Agreement, the following capitalized terms will have the following meanings. Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the Master Supply Agreement, the Quality Agreement, and the Pharmacovigilance Agreement. All defined terms include the plural as well as the singular.

a.“Act” means, as applicable, the Virus-Serum-Toxin Act, 21 USC 151-159 et. seq. et seq., and all related rules, regulations and guidelines, as any of the foregoing may be amended from time to time.

b.“Adverse Event” means any untoward medical occurrence in a patient or a clinical investigation subject administered a Licensed Product, including occurrences that do not necessarily have a causal relationship with such Licensed Product, as further defined in the Quality Agreement and Pharmacovigilance Agreement.
c.“Affiliate” means, with respect to any Entity (including a Party to this Agreement), any other Entity controlled by, controlling, or under common control with such Entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means direct or indirect ownership, including ownership by one or more trusts with substantially the same beneficial interests, of more than 50% of the outstanding voting and equity rights of such Entity, or possession of the power to direct the management and policies of such Entity.
d.“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.
e. “APHIS” means the Animal and Plant Health Inspection Service agency of the USDA or any successor agency thereto.
f.“Applicable Laws” mean all applicable federal, state and local laws, statutes, ordinances, rules, and regulations of any kind whatsoever, and any applicable orders, injunctions, or decrees of any court, administrative agency, or similar authority, whether federal, state or local, including the laws, rules and regulations and other applicable Regulatory Authority, including but not limited to the Virus-Serum-Toxin Act 21 USC 151-159 et. seq. and 9 CFR Subchapter E Parts 101 to 124.
g. “Background IP” means, in reference to KindredBio, the KindredBio Background IP and, in reference to Elanco, the Elanco Background IP.
h.“Biosimilar Product” means, with respect to a Licensed Product in a particular country, any product (other than such Licensed Product) that is a parvo monoclonal antibody that is labeled for the same indications as such Licensed Product and has highly similar structure, function, and clinical characteristics to those of such Licensed Product and is commercialized in such country by a Third Party (excluding Sublicensees).
i. “Business Day” means a day other than Saturday, Sunday or a day on which banking institutions in California are required or permitted to be closed.
j.“Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that the final Calendar Quarter ends on the last day of the Term.

k.“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the Calendar Year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year ends on the last day of the Term.
l.“CDA” means the Mutual Confidentiality Agreement signed between the Parties on [***]
m. “Change of Control” means with respect to either Party: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the then outstanding voting equity securities or other voting interests of such Party (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Entity immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (b) any merger, reorganization, consolidation or business combinations involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.
n. “Clinical Tests” means any clinical tests, any study incorporating more than one of the critical periods, or any clinical tests commenced after Regulatory Approval.
o.“Combination Product” means any product containing both (a) a pharmaceutically active agent or ingredient which constitutes a Licensed Product and (b) one or more other pharmaceutical active agents or ingredients which do not constitute Licensed Products.
p.“Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, Licensed Product support, all customer support, Licensed Product distribution and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Product. “Commercialize” and “Commercializing” shall have the correlative meanings.
a.“Commercially Reasonable Efforts” means, with respect to a Party, that level of efforts and resources consistent with commercially reasonable practices of a similarly situated company in the animal health industry with respect to the Development, Commercialization, or supply of an animal health pharmaceutical product at a similar stage of research, development, or commercialization.

b. “Confidential Information” has the meaning as provided in Section 12.1 (Confidential Information) of this Agreement.
c.“Control” means, with respect to any Licensed Product, Know-How, Patents or other intellectual property rights, the [***] license granted to such Party under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to the other Party, such Know-How, Patents or intellectual property rights without [***] or [***] any Third Party.
d. “Cover” means, with respect to a Patent in reference to a Licensed Product, that the manufacture, use, offer for sale, sale or import of the Licensed Product, absent a license to such Patent, would infringe a Valid Claim in such Patent [***] would be infringed, [***]. “Covered” and “Covering” have the correlative meanings.
e. “Development” means the discovery, research, preclinical, non-clinical and clinical development activities, including activities related to screening, assays, test method development and stability testing, toxicology, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, report writing and other pre-Regulatory Approval activities. “Development” shall exclude any activities relating to the Manufacture of Product. “Develop” and “Developing” shall have the correlative meanings.
f.“Development Plan” has the meaning set forth in Section 4.1(c) (Development Plan).
g.“Dispute” has the meaning set forth in Section 14.1 (Dispute Escalation).
h.“Distributor” means a Third Party distributor of Licensed Product that: (a) has no royalty or other payment obligations to Elanco or any of its Affiliates that are calculated based on amounts invoiced or received by such Third Party for sales of Licensed Product; or (b)(i) does not take title to a Licensed Product, (ii) does not invoice Licensed Product sales to Third Party customers, and (iii) is responsible only for inventory management and distribution with respect to Licensed Products on behalf of Elanco or its Affiliate.
i.“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
j.“Efficacy Rate” has the meaning as provided in Section 8.2 (U.S. Performance Milestone Payments).
k.“Elanco Background IP” has the meaning set forth in Section 9.1(a) (Background IP).
l.“Elanco Competitor” means any of the following companies: [***]any of their respective Affiliates and any other company in the animal health industry that [***].
m.“Elanco Indemnitees” has the meaning set forth in Section 11.1 (By Elanco).
n.“Elanco Inventions” means any New Invention made solely by or on behalf of Elanco, its employees, consultants or contractors, or any of its Affiliates or Sublicensees.

o.“EMA” means the European Medicines Agency or the equivalent Regulatory Authority with competent jurisdiction in the United Kingdom or any successor entity to either of the foregoing.
p.“Entity” means any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
q.“EU” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.
r.“Executive Officer” means, with respect to KindredBio, its Chief Executive Officer, and with respect to Elanco, its Executive Vice President – Innovation, Regulatory & Business Development, or, in either case, a designee with senior decision-making authority.
s.“FDA” means the United States Food and Drug Administration, or any successor agency thereto in the United States.
t.“Field” means the treatment, prevention, or diagnosis of canine parvovirus disease.
a.“First Commercial Sale” means, with respect to a Licensed Product or a Biosimilar Product in the Field in the Territory, the first sale for end use or consumption of such Licensed Product or such Biosimilar Product in such country following Regulatory Approval; but excluding, as applicable, (a) sales for testing, marketing and promotional or clinical trial purposes, (b) transfer of the Licensed Product in such country by or on behalf of any selling Party, or (c) transfers of Licensed Products or Biosimilar Product for bona fide charitable purposes or for compassionate use or for Licensed Product or Biosimilar Product samples.
b.“GLP” means good laboratory practice.
c.“GMP” means good manufacturing practice.
d.“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
e.“Indemnified Party” has the meaning set forth in Section 11.3 (Procedure).
f.“Indemnifying Party” has the meaning set forth in Section 11.3 (Procedure).
g.“Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological and chemical, biochemical, clinical test data and data resulting from non-clinical studies), chemical, manufacturing and control information, stability data and other study data and procedures.
h.“Infringement” has the meaning set forth in Section 9.3(a) (Notice; Procedures).
i.“Initiation” means, with respect to a clinical trial, first dosing of the first subject in such clinical trial.
j.“Intellectual Property Rights” means and includes all rights of any of the following types anywhere in the world: (a) Patents; (b) (i) copyrights, moral rights, and rights in works of authorship and (ii) all registrations for any of the foregoing (i); and (c) Know-How (other than those rights subject to clauses (a) or (b) hereof).
k.“Joint Invention” means any New Invention made jointly by (a) on the one hand, one or more employees, consultants or contractors of Elanco or any of its Affiliates or Sublicensees, and (b) on the other hand, one or more employees, consultants or contractors of KindredBio or any of its Affiliates.
l.“Joint Patents” means Patents claiming Joint Inventions.
m.“JSC” has the meaning set forth in Section 3.1(a) (Formation and Role).
n.“KIND-030 [***]Formulation” means any Licensed Product in a [***] formulation.
o.“KIND-030 [***]Formulation” means any Licensed Product in the [***] formulation (“[***]Formulation”).
p.“KindredBio Background IP” has the meaning set forth in Section 9.1(a) (Ownership of IP and New Inventions).
q.“KindredBio Indemnitees” has the meaning set forth in Section 11.1 (By Elanco).
r.“KindredBio Inventions” means any New Invention made solely by or on behalf of KindredBio, its employees, consultants or contractors, or any of its Affiliates or licensees (other than Elanco).
s.“Know-How” means any and all tangible and intangible trade secrets, know-how, expertise, discoveries, inventions, information, data or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, assays, manufacturing information or data, samples, chemicals, and biological materials and all derivatives, modifications, and improvements thereof, but excluding any Patents; that, in each case, are not in the public domain.

t.“Letter Agreement” means the Letter Agreement entered into between the Parties on December 11, 2020.
u. “Licensed Know-How” means all Know-How that (a) is Controlled by KindredBio or its Affiliates as of the Effective Date or during the Term and (b) is necessary or reasonably useful for the research, Development, Manufacture, or Commercialization of the Licensed Products in the Field in the Territory.
v.“Licensed Patents” means and includes (a) the Patents listed in Exhibit A (Licensed Patents) and (b) other Patents that are (i) Controlled by KindredBio or its Affiliates as of the Effective Date or during the Term and (ii) necessary or reasonably useful for the Development, Manufacture or Commercialization of any Licensed Product.
w.“Licensed Product” means any product in the Field which is, contains or comprises of the Monoclonal Antibody or any derivative of the Monoclonal Antibody in the Field, regardless of such product’s methods of application (e.g., systemically, locally into tumors, intravenously, subcutaneously, or orally), forms (e.g., active pharmaceutical ingredient (API), finished dose forms, kits) or formulations or dosages.
x.“Licensed Technology” means the Licensed Patents and Licensed Know-How.
y. “Master Supply Agreement” means the supply agreement to be entered into between the Parties, which governs the manufacturing and supply of the Licensed Products in the Field in the Territory and other products and services that may be agreed on and added by the Parties, and which may be modified, amended or restated from time to time by the Parties.
z.“Monoclonal Antibody” means the parvovirus injectable monoclonal antibody known as KIND-030, as described in the patent application [***] filed by KindredBio [***] and its [***]derivatives.
aa.[***].
ab.“Net Sales” means, with respect to a Licensed Product, the gross sales amount invoiced by Elanco, its Affiliates, or any Sublicensee or Distributors thereof for the sale of the Licensed Product in the Territory to non-Affiliate Third Parties, less the following deductions to the extent actually incurred, allowed, paid, accrued or allocated in accordance with U.S. GAAP, consistently applied:
1.[***];
2.[***];
3.[***];
4.[***]; and
5.[***].

Such amounts shall be determined from the books and records of Elanco or Sublicensee, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. In no event shall a particular amount identified above to be deducted exceed the gross amount invoiced resulting in a negative royalty.
For clarity, [***].
ac.“New Invention” means any invention or discovery, whether or not patentable, that is made, conceived, generated or reduced to practice, in whole or in part, in the course and as a result of the conduct of the activities contemplated by this Agreement.
ad.“Non-Royalty Income” means any payment that Elanco or any of its Affiliates receives from a Sublicensee as consideration for a sublicense under the Licensed Technology for purposes of Developing or Commercializing Licensed Products, [***].
ae.“Outline of Production” is a detailed written description in outline format of how a serial of product is formulated, tested, packaged, dated and recommended for use that is filed with the APHIS pursuant to U.S. 9 C.F.R. §§ 114.8 (or its successor regulation) and U.S. 9 C.F.R. §§ 114.9 (or its successor regulation), or the equivalent filing filed with any equivalent regulatory agency or governmental authority outside the U.S. (including, without limitation, an authorization application or dossier filed with the applicable Regulatory Authority of a European Union member state or with the EMA for a biological product).
af.“Patent” means any (a)  patent [***], (b) [***]any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patent or patent application or (ii) patent or patent application from which such patent or patent application claims, or is entitled to claim, direct or indirect priority, and (c) patent issuing on any of the foregoing anywhere in the world, together with any registration, reissue, re-examination, patent of addition, patent term extension, supplemental protection certificate, or extension of any of the foregoing in anywhere in the world.
ag.“Pharmacovigilance Agreement” means the agreement for the exchange of data relating to pharmacovigilance for the Licensed Products to be entered into between the Parties which may be modified, amended or restated from time to time by the Parties.
ah.“Pivotal Trial” has the meaning as provided in Section 8.2 (U.S. Performance Milestone Payments).
ai. “Regulatory Approval” means, with respect to a pharmaceutical product in a particular jurisdiction, all approvals or other permissions from the applicable Regulatory Authority in such jurisdiction necessary to market and sell such product in such jurisdiction, including pricing and reimbursement approvals if required prior to the first marketing or sale of such product in such jurisdiction.
aj.“Regulatory Authority” means any applicable Governmental Authority having the administrative authority to regulate the manufacturing, development, commercialization,

reimbursement or pricing, as applicable, for the Licensed Product, including Regulatory Approvals, including the FDA, USDA, APHIS and the EMA.
ak.“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than a Patent, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.
al.“Regulatory Filings” means all U.S. Veterinary Biologics Establishment License applications, U.S. Veterinary Biological Product License applications, U.S. Veterinary Biological Product Permit applications, Outlines of Productions, Regulatory Approvals, and other filings (including any formal submissions to, Regulatory Authorities), in each case, with respect to Licensed Products in any country or other jurisdiction.
am.“Right of Reference” means: (a) in the United States, a “right of reference or use,” as such term is defined in 21 C.F.R. 314.3(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation for the purpose of filing, and conducting a clinical trial under, or obtaining approval of an U.S. Veterinary Biologics Establishment License, U.S. Veterinary Biological Product License, U.S. Veterinary Biological Product Permit or other Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.
an.“Royalty Term” has the meaning set forth in Section 8.5(b) (Royalty Term).
ao.“Strategic Partnership” means any agreement between Elanco or any of its Affiliates and a Third Party, under which such Third Party agrees to compensate Elanco or its Affiliates in exchange for Elanco’s or Elanco’s Affiliate’s practice of the rights that are licensed to Elanco pursuant to Section 2.1 (License to Elanco) of this Agreement on behalf of or in collaboration with such Third Party, including without limitation, for Commercialization and Development activities with respect to Licensed Products.
ap.“Sublicensee” means any Affiliate or Third Party that has received a sublicense of the rights granted to Elanco under Section 2.1(a) (License to Elanco), directly or indirectly through one or more tiers, from Elanco or its Affiliate.
aq.“Term” has the meaning set forth in Section 13.1 (Term; Mutual Termination).
ar.“Territory” means worldwide.
as.“Third Party” means any Entity other than Elanco or KindredBio or an Affiliate of Elanco or KindredBio.
at.“U.S.” or “United States” means the United States of America, including all possessions and territories thereof.

au.“USDA” means the United States Department of Agriculture, or any successor agency thereto in the United States.
av.“U.S. GAAP” means United States generally accepted accounting principles, as consistently applied throughout the organization of a particular entity.
aw.“U.S. Veterinary Biological Product License” means a document issued pursuant to 9 C.F.R. Subchapter E §§ 102 (or its successor regulation) by APHIS, or the equivalent filing by with any equivalent regulatory agency or governmental authority outside the U.S., authorizing the production of specified biological products in such jurisdiction (including, without limitation, an application or filing filed with the applicable regulatory agency of a European Union member state or with the EMA for a biological product).
ax.“U.S. Veterinary Biological Product Permit” means a document issued pursuant to 9 C.F.R. Subchapter E §§ 102 (or its successor regulation) by APHIS, or the equivalent filing filed by any equivalent regulatory agency or governmental authority outside the U.S., authorizing the importation of biological products subject to restrictions and controls in such jurisdiction (including, without limitation, an application or filing filed with the applicable regulatory agency of a European Union member state or with the EMA for a biological product).
ay.“U.S. Veterinary Biologics Establishment License” means a document issued pursuant to 9 CFR Subchapter E § 102 (or its successor regulation) by APHIS, or the equivalent filing filed by any equivalent regulatory agency or governmental authority outside the U.S. authorizing the use of designated premises for production of biological products in such jurisdiction (including, without limitation, an application or filing filed with the applicable regulatory agency of a European Union member state or with the EMA for a biological product).
az.“Valid Claim” means (a) a claim of an [***]and (b) a claim of [***].
Article 2.
LICENSES AND EXCLUSIVITY
a.License to Elanco
6.License to Elanco. Subject to the terms and conditions of this Agreement, KindredBio hereby grants Elanco an exclusive (even as to KindredBio, other than for Development and Manufacturing activities, as provided below), royalty-bearing license, with the right to grant sublicenses, in accordance with Section 2.1(b) (Sublicenses), under the Licensed Technology, to use, Manufacture, Develop, and Commercialize the Licensed Products in the Field in the Territory.
1.Sublicenses
i.Elanco shall have a right to grant sublicenses under the Licensed Technology, to its Affiliates and to Third Parties.

ii.Each agreement in which Elanco grants a sublicense under the Licensed Technology shall be consistent with the terms and conditions of this Agreement applicable to the scope of the sublicense granted to a Sublicensee and Elanco shall ensure that its Sublicensees comply with the applicable terms and conditions of this Agreement.
iii.Notwithstanding any such sublicense, Elanco shall remain solely liable for the performance of its obligations hereunder, regardless of whether such obligation is delegated, subcontracted, or sublicensed to any of its Affiliates, Subcontractors or Sublicensees.
2.Subcontractors. Elanco may appoint Distributors and engage subcontractors (including contract research organizations) for the purpose of performing Elanco’s obligations, subject to Section 2.1(b) (Sublicenses), with respect to the Development, Manufacture, and Commercialization of Product in the Field in the Territory provided, however, Elanco shall enter into agreements with such Distributors and subcontractors which contains confidentiality provisions which are at least as restrictive as the confidentiality provisions of this Agreement and the terms and conditions that enable KindredBio to exercise its rights, particularly in relation to intellectual property ownership and rights, under this Agreement.
b.Rights Retained by KindredBio. Except for the rights and licenses specified in Section 2.1 (License to Elanco), no license or other rights are granted to Elanco under any intellectual property of KindredBio, whether by implication, estoppel, or otherwise, whether any such intellectual property dominates or is dominated by the Licensed Technology. Notwithstanding anything to the contrary in this Agreement, KindredBio may use and permit others to use the Licensed Technology for any research, development, commercial, or other purposes, outside of the Field. For clarity, KindredBio retains the right, on behalf of itself and its Affiliates, to use the Licensed Technology to Develop and Manufacture the Licensed Products in the Field in the Territory pursuant to its obligations under this Agreement and the Master Supply Agreement.
c.No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
d.Access to Information. KindredBio shall provide, or cause to be provided, to Elanco and its representatives, reasonable access to all of its offices, representatives and records to conduct such investigations and reviews relating to the Licensed Technology as Elanco may reasonably request from time to time.
e.Non-Compete. During the Term of this Agreement, Elanco may not directly or indirectly sell any product which is [***].
Article 3.
GOVERNANCE
a.Joint Steering Committee

3.Formation and Role. Promptly, and in any event within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to coordinate, oversee, review and discuss the Parties’ activities with respect to [***]. For that purpose and to the extent reasonably necessary, the JSC will:
iv.discuss the [***];
v.[***];
vi.[***];
vii.[***];
viii.[***];
ix.[***] and
x.perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
The JSC shall have only the powers expressly assigned to it in this Section 3.1 (Joint Steering Committee) and elsewhere in this Agreement, and shall have no power to amend, modify, or waive compliance with this Agreement.
4.Members. The JSC shall have [***] members. Elanco shall appoint [***] representatives to the JSC, and KindredBio shall appoint [***] representatives to the JSC. Each JSC representative may be an officer, employee, or representative of the applicable Party having sufficient experience and knowledge of matters arising within the scope of the JSC’s responsibilities to make decisions with respect thereto. Each Party may replace its representatives at any time upon written notice to the other Party. [***]. The role of the chairperson shall be [***].
5.Meetings. The JSC shall meet [***], unless the Parties mutually agree in writing to a different frequency for such meetings or no further development is contemplated. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by [***]Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting no later than [***] Business Days prior to the special meeting, with materials [***].
6.Decision-Making. The JSC shall act by [***]of the Parties. The representatives from each Party will each have [***]. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, [***]. If the issue is not resolved [***], then (i) [***]
b.Scope of Authority. Notwithstanding the establishment and existence of the JSC or any subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JSC nor any subcommittee is delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein [***].
c.Subcommittees. From time to time, the JSC may establish additional subcommittees to oversee [***]within the scope of authority of the JSC, as it deems necessary or advisable. Each subcommittee will be composed of an [***].
Article 4.
DEVELOPMENT
a.Development
7.KindredBio’s Development Obligations. KindredBio shall be responsible for [***] the Development of the Licensed Products developed by KindredBio including conducting [***]for such Licensed Products[***].
8.Elanco’s Development Obligations. Elanco shall be responsible for [***], including conducting [***]for the Licensed Products[***]. As between the Parties, Elanco shall bear all of its costs and expenses incurred in connection with such Development activities[***].
9.Development Plan. Each Party shall Develop Licensed Products in the Field in accordance with their obligations indicated above, [***]. Each Party shall provide the other with an initial, high level development plan (the “Initial Development Plan”) [***].
10.Amendments to the Development Plan. Each Party agrees to keep the other Party informed of material amendments to its Development Plan via the JSC, which may review and discuss such amendments in accordance with Section 3.1(a)(iii) (Formation and Role). References to the “Development Plan” in this Agreement refer to the Development Plan as then in effect (including all amendments thereto). A Party, without notice to or review by the JSC, may make non-substantive changes to such Party’s Development Plan as long as such changes do no alter or adversely affect the other Party’s rights and obligations as provided under this Agreement and as provided under the Development Plan.
b.Development Diligence
11.Elanco, itself or through its Affiliates, Sublicensees, or Subcontractors, shall use Commercially Reasonable Efforts, at its sole cost and expense, to Develop the Licensed Products [***]. Elanco shall, and Elanco shall cause its Affiliates, Sublicensees and its Subcontractors to conduct all Development under this Agreement in a professional manner and in compliance with all Applicable Laws, including applicable GLP and GMP.
12.[***].
c.Development Updates. Each Party shall keep the other Party reasonably informed, through the JSC, of the status, progress, and results of all Development activities for

Licensed Products in the Territory. Each Party shall promptly respond to reasonable requests of the other Party for additional Information with respect to such other Party’s Development activities for Licensed Products in the Territory.
d.Records and Reports. Each Party shall prepare and maintain, or shall cause to be prepared and maintained, in conformity with standard animal health industry practices and the terms and conditions of this Agreement, complete and accurate written records, accounts, notes, reports and data with respect to all Development activities with respect to Licensed Products. Such records shall fully and properly reflect, in good scientific manner appropriate for regulatory and patent purposes, all work done and results achieved in the performance of all Development activities for Licensed Products, in the Territory. Each Party shall document all non-clinical studies and clinical trials in formal written study records, and shall document all manufacturing activities for Licensed Products, in each case in accordance with Applicable Laws, including applicable national and international guidelines such as GLP and GMP. The Parties shall discuss the status, progress and results of all Development activities with respect to Licensed Products, in the Territory at such JSC meetings, as required.
e.Development Data
13.Each Party shall solely own all data, records and reports generated by or on behalf of such Party or its Affiliates, in the non-clinical and clinical Development of the Licensed Products (the “Product Data”); provided, that neither Party is deemed to conduct Development of the Licensed Products on behalf of the other Party. Notwithstanding any provision of this Agreement to the contrary, the Product Data that a Party is required to deliver to the other Party under this Agreement shall be limited to the Product Data that is (i) Controlled by such Party and (ii) that is necessary or reasonably useful to support the Development, Regulatory Approval or Commercialization of the Licensed Products.
14.Each Party, shall, on a [***]basis and at no charge to the other Party, as permitted under Applicable Law, provide the other Party with a summary of all Product Data not previously transferred under this Section 4.5(b) (Development Data). KindredBio may disclose and provide copies of such Product Data Controlled by Elanco to KindredBio’s Affiliates and Third Party licensees that have a need to know the Product Data to comply with obligations under this Agreement and that have agreed in writing to share development data with KindredBio and Elanco on terms substantially similar to the terms of this Section 4.5 (Development Data). Elanco may disclose and provide copies of such Product Data Controlled by KindredBio to Elanco’s Affiliates and Sublicensees that have agreed in writing to share development data with KindredBio and Elanco on terms substantially similar to the terms of this Section 4.5 (Development Data).
f.Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party contractors perform, the Development activities with respect to Licensed Products in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

Article 5.
REGULATORY
a.Overview
15.Licensed Products
xi.In the United States. [***]has the exclusive right to conduct, and subject to the remainder of this Article 5 (Regulatory), is solely responsible for all aspects of, activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals upon consultation with [***], for Licensed Products in the Field in the United States, and (ii) seeking and obtaining Regulatory Approvals in the Field in the United States. As between the Parties, [***]shall bear all of its costs and expenses incurred in connection with such regulatory activities.
xii.Outside the United States. [***]has the exclusive right to conduct, and subject to the remainder of this Article 5 (Regulatory), is solely responsible for all aspects of, activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals (including any pricing approvals) for Licensed Products in the Field outside the United States, and (ii) seeking and obtaining Regulatory Approvals in the Field outside the United States. As between the Parties, [***]shall bear all of its costs and expenses incurred in connection with such regulatory activities.
b.Regulatory Responsibilities and Rights of Reference
16.In the United States. [***] shall prepare, submit, and own all Regulatory Filings for Licensed Products in the Field in the United States, at [***]’s sole cost and expense. [***] hereby grants to [***]an irrevocable, permanent Right of Reference to all Regulatory Filings pertaining to Licensed Products submitted by or on behalf of [***], including any such Regulatory Filings that are in the possession of any Third Party, subject to the prior written consent of such Third Party. [***]may use such Right of Reference to [***]’s Regulatory Filings solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of a Licensed Product in Field outside the United States, including in interactions with any Regulatory Authority in connection with Development or Regulatory Approval of a Licensed Product outside the United States.
17.Outside the United States. As between the Parties, [***]shall prepare, submit, and own all Regulatory Filings for Licensed Products in the Field outside the United States, at [***]sole cost and expense. Elanco shall support [***]in seeking, obtaining, and maintaining Regulatory Approvals in the Field in the United States, including by providing necessary documents or other materials required by Applicable Law to seek, obtain, or maintain Regulatory Approval in the Field, all in accordance with the terms and conditions of this Agreement. [***]shall lead all interactions with Regulatory Authorities with respect to Licensed Products in the Field outside the United States.
c.Regulatory Authority Inspection

18.Inspections of [***]. [***]shall immediately notify [***]as soon as [***]becomes aware of any Regulatory Authority inspections relating to any Licensed Product in the Field outside the U.S. [***]may be present at any such inspections and [***]shall provide [***]the opportunity to review and comment on any responses that may be required to the extent practically possible. If [***]does not receive prior notice of any such inspection, [***]shall notify [***]as soon as practicable after such inspection and shall provide [***]with copies of all relevant materials, correspondence, statements, forms, and records received or generated pursuant to any such inspection.
19.Inspections of [***]. [***]shall immediately notify [***]as soon as [***]becomes aware of any Regulatory Authority inspections relating to any Licensed Product in the Field in the United States. [***]may be present at any such inspections and [***]shall provide [***]the opportunity to review and comment on any responses that may be required to the extent practically possible. If [***]does not receive prior notice of any such inspection, [***]shall notify [***]as soon as practicable after such inspection and shall provide [***]with copies of all relevant materials, correspondence, statements, forms, and records received or generated pursuant to any such inspection relating to such Licensed Product.
d.Regulatory Cooperation
20.Each Party shall use Commercially Reasonable Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party, without changing the allocation of responsibilities set forth in this Article 5 (Regulatory), that are necessary or desirable to enable: (i) [***]to seek, obtain, and maintain Regulatory Approvals for Licensed Products in the Field outside the United States; and (ii) [***]to seek, obtain, and maintain Regulatory Approvals for Licensed Products in the Field in the United States. Each Party shall cooperate with any inspection by any Regulatory Authority relating to Licensed Products, including any inspection prior to approval of an application for Regulatory Approval for Licensed Products.
21.The Parties shall share on a timely basis through the JSC (or an applicable subcommittee) significant correspondence to or from a Regulatory Authority (including submissions of Regulatory Filings) that are relevant to Licensed Products. The Parties shall share and review such correspondence to or from a Regulatory Authority to assure that the Parties provide consistent responses to the Regulatory Authorities with respect to inquiries relevant to Licensed Products. Additionally, to the extent that KindredBio prepares an Outline of Production for the Licensed Product, then KindredBio shall provide Elanco with a draft of such Outline of Production at least [***] days prior to completion thereof (as well as a final copy of such Outline of Production upon completion), as well as any modifications or amendments thereto. Elanco shall have the right to review and comment on any draft of the Outline of Production (as well as any modifications or amendments thereto) and shall provide KindredBio with such comments within [***]days of receipt thereof. KindredBio shall consider any such comments in good faith.
e.Notice of Regulatory Action. If any Third Party, including a Regulatory Authority, takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party pursuant to this Agreement, which regulatory action could reasonably be expected to materially adversely affect any Development, Manufacture, or Commercialization activities with respect to Licensed Products in the Field in the United States or outside the United States, then such Party’s obligations shall be in accordance with the terms and provisions of the Master Supply Agreement.
f.Remedial Actions. If either Party obtains information indicating that any Licensed Product may be subject to any recall, corrective action, or other regulatory action by any Governmental Authority or Regulatory Authority, then such Party’s subsequent obligations shall be governed by the Master Supply Agreement and the Quality Agreement.
g.Adverse Event Reporting; SDEA; Global Pharmacovigilance Database. The Parties’ obligations with regard to the timely reporting to the appropriate Regulatory Authorities of Adverse Events and the Parties’ responsibilities to protect patients and promote their well-being in connection with the use of the Licensed Products will be governed by the Pharmacovigilance Agreement.
Article 6.
COMMERCIALIZATION
a.Commercialization Responsibilities
22.Elanco’s Responsibilities. Elanco has the exclusive right to conduct, and is solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Territory under its own brand(s) and trademarks, including: (i) developing and executing a commercial launch and pre-launch plan (ii) marketing and promotion; (iii) booking sales and distribution and performance of related services; (iv) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (v) providing customer support, including handling medical queries, and performing other related functions, in each case of (i)–(v) with respect to the Field; provided, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Elanco shall bear all of its costs and expenses incurred in connection with such Commercialization activities.
b.Commercial Diligence. Elanco shall use Commercially Reasonable Efforts to (i) Commercialize Licensed Products [***].
c.Commercialization Plans. Elanco shall establish plans for Commercialization of Licensed Products in the Field in accordance with its normal business practices and consistent with the form and detail that Elanco normally provides for its internal products at a similar stage and shall provide the final version of such commercialization plan (the “Commercialization Plan”) [***]. After establishment of the initial commercialization plan for Licensed Products in the Field, Elanco shall [***] establish such other plans for Commercialization of Licensed

Products in other countries of the Territory in accordance with its normal business practices and in compliance with the Commercialization Plan [***].
a.Standards of Conduct. Elanco shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with Applicable Laws. Elanco represents that it has established or will establish, and shall follow, its own internal policies, procedures, and standards for promotion, Clinical Tests, medical education activities and other sales and marketing activities for Licensed Products in the Field, to ensure compliance with Applicable Laws.
Article 7.
MANUFACTURING
KindredBio will be responsible for Manufacturing globally and Elanco will be responsible for purchasing all of its requirements for Licensed Products in the Field in the Territory. The manufacturing of the Licensed Products will be governed by the terms and provisions of the Master Supply Agreement. KindredBio is responsible for obtaining GMP certification for its site at its own cost. [***]. The Master Supply Agreement shall provide for Elanco to have the right to conduct regular audits and inspections to ensure compliance with regulatory and quality requirements.
Article 8.
COMPENSATION
a.Upfront Payments. As part of the consideration for the license and rights granted hereunder by KindredBio, Elanco agrees to pay to KindredBio a one-time [***] upfront payment of Five Hundred Thousand Dollars ($500,000) (the “Upfront Payment”) and the Parties acknowledge that the Upfront Payment was paid to and received by KindredBio prior to the date of this Agreement.
b.U.S. Performance Milestone Payments. During the Term of this Agreement, Elanco shall pay to KindredBio the amounts set forth below upon the [***]achievement of the corresponding milestone events in the U.S. (each, a “U.S. Performance Milestone Event”) by Elanco or its Affiliates (or their respective Sublicensees) hereunder with respect to the Licensed Product, or as otherwise set forth in the Master Supply Agreement (each, a “U.S. Performance Milestone Payment”). Elanco shall notify KindredBio within [***] days after the first achievement by Elanco, its Affiliates, or Sublicensees of the following U.S. Performance Milestone Event. Elanco shall make the corresponding milestone payment [***] days following the respective U.S. Performance Milestone Event. [***]. For the avoidance of doubt, each milestone shall only be payable only once.
[***]

c.EU Performance Milestones. During the Term of this Agreement, Elanco shall pay to KindredBio the amounts set forth below upon the first achievement of the corresponding milestone events in the EU (each, an “EU Performance Milestone Event”) by Elanco or its Affiliates (or their respective Sublicensees) hereunder with respect to the Licensed Product (each, a “EU Performance Milestone Payment”). Elanco shall notify KindredBio within [***]days after the first achievement by Elanco, its Affiliates, or Sublicensees of the following EU Performance Milestone Events. Elanco shall make the corresponding EU Performance Milestone Payment [***] days following the EU Performance Milestone Event. For the avoidance of doubt, each milestone shall only be payable only once.
    [***]

d.[***]Milestones. Elanco shall notify KindredBio within [***] Sales of all Licensed Products [***]by Elanco, its Affiliates, and their respective Sublicensees in the Territory [***]first reaches [***]. Elanco shall make the corresponding [***]Milestone Payments [***] days upon such notice.
[***]
Each such [***]Sales Milestone Payment is payable one time only.
e.Royalties
23.Royalty Rates. Subject to Sections 8.5(a) (Royalty Rates), 8.5(c) (No Valid Claim) and 8.6 (Third Party Payments), Elanco shall pay to KindredBio royalties on aggregate Net Sales of all KIND-030 [***] Formulations in the U.S., KIND-030 [***]Formulations in the U.S., and of all Licensed Products in the Field in the Territory during the applicable Royalty Term in accordance with the [***]royalty rates set forth in the table below:
[***]

    The specific royalty rates on Net Sales in the United States of Licensed Products which are neither KIND-030 [***]Formulations nor KIND-030 [***]Formulations shall be agreed by both Parties in writing and Elanco, its Affiliates, and Sublicensees shall not sell, distribute or otherwise commercialize such Licensed Products until both Parties have reached an agreement on royalty rates that are acceptable to KindredBio.
24.Royalty Term. The royalties under this Section 8.5 (Royalties) shall be calculated based on aggregate Net Sales of all applicable Licensed Products and the Net Sales of each Licensed Product shall be calculated on a country-by-country and Licensed-Product-by-Licensed-Product basis during the period of time beginning on the First Commercial Sale of such

Licensed Product in such country and continuing until the later of: (i) the expiration or abandonment of the last-to-expire Licensed Patent Covering such Licensed Product in the respective country and (ii) [***](the “Royalty Term”). Within [***] days following the end of a Calendar Quarter during the Royalty Term, Elanco shall provide KindredBio a report containing the following information for the applicable Calendar Quarter on a Licensed-Product-by-Licensed-Product basis: (i) the amount of gross sales of such Royalty-Bearing Product in the applicable countries in the Territory; (ii) an itemized calculation of Net Sales in the applicable countries in the Territory showing actual sales prices and deductions provided for in the definition of Net Sales; and (iii) a calculation of the royalty payment due on such Net Sales. Within [***] days of the delivery of the applicable quarterly report, Elanco shall pay KindredBio in Dollars all undisputed amounts due to KindredBio pursuant to Section 8.5 (Royalties).
25.No Valid Claim. During the Royalty Term, on a country-by-country basis, if Licensed Product is not Covered by a Valid Claim of a Licensed Patent in such country, then the [***].
26.Biosimilar Products. On a country-by-country and Licensed-Product-by-Licensed-Product basis, following the First Commercial Sale of one (1) or more Biosimilar Products with respect to any Licensed Product in any country in the Territory during the Royalty Term, the royalty rates provided in Section 8.5 (Royalties) for such Licensed Product will be permanently reduced in such country by [***]percent [***] in such country during the Royalty Term once such Biosimilar Product(s) has or have a combined market share of [***]percent [***] or more of the market in the Field in such country from and after the date of such First Commercial Sale. The determination of market share for the purpose of this Section 8.5(d) (Biosimilar Products) shall be measured in local currency, over each Calendar Quarter, using relevant market based animal health sales data including, but not necessarily limited to, CEESA reporting.
27.Royalty Reports and Payments. Within [***] days after the end of each Calendar Quarter during the Royalty Term, Elanco shall deliver to KindredBio a written royalty report specifying, on a country-by-country and Product-by-Product basis, the amount of gross sales and Net Sales of Products during the applicable Calendar Quarter, a calculation of the amount of royalty payment due on such sales for such Calendar Quarter, any applicable royalty offsets under Section 8.6 (Third Party Payments), and a revised calculation of the payment due after the application of such offsets. Within [***] days of the delivery of such royalty report, Elanco shall pay all royalties due to KindredBio with respect to Net Sales by Elanco, its Affiliates or their respective Sublicensees for each such Calendar Quarter.
f.Third Party Payments. If Elanco, in good faith and acting reasonably, determines that it is necessary to pay royalties to a Third Party for an intellectual property right that is necessary or reasonably useful to Develop or Commercialize any Licensed Product, then, during the respective Calendar Quarter, Elanco may deduct from any royalty payments to KindredBio under Section 8.5 (Royalties) up to [***] percent ([***]%) of any payments otherwise due by Elanco or its Affiliates or Sublicensees to Third Parties for any such license or grant of rights.
g.Royalty Floor. Notwithstanding Sections 8.5(c) (No Valid Claim) and 8.5(d) (Biosimilar Products) with respect to any Licensed Product in any Calendar Quarter, the royalties that would otherwise have been due under Section 8.5(a) (Royalty Rates) with respect to Net Sales of such Licensed Product in the applicable country(ies) during such Calendar Quarter shall not be reduced by more than [***] percent ([***]%) as a result of such reductions. The foregoing royalty floor shall not apply to reductions applicable pursuant to Section 8.6 (Third Party Payment).
h.Non-Royalty Income. Within [***] days following receipt of any Non-Royalty Income,
i.Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be the rate used by Elanco in its financial reporting in accordance with U.S. GAAP, as applicable.
j.Manner and Place of Payment. All payments owed by Elanco under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by KindredBio.
k.Records; Audits. Elanco and its Affiliates and their Sublicensees and Distributors will maintain complete and accurate records in reasonably sufficient detail to permit KindredBio to confirm the accuracy of the calculation of royalty payments and the achievement of sales milestone events. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [***] years from the end of the Calendar Year to which they pertain for examination, not more often than once each Calendar Year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the financial reports furnished by the other Party pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with the audited Party and shall not disclose the audited Party’s Confidential Information, except to the extent, such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by one Party to the other Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within [***] days from the accountant’s report. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment or overcharge by the audited Party of more than [***] percent ([***]%) of the amount due, in which case the audited Party shall bear the full cost of such audit.
l.Taxes
28.Taxes on Income. Except as otherwise provided in this Section 8.12 (Taxes), each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement, including taxes asserted or collected through withholding.
1.Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Elanco to KindredBio under this Agreement. To the extent Elanco is required to deduct and withhold taxes on any payment to KindredBio, Elanco shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to KindredBio an official tax certificate or other evidence of such withholding sufficient to enable KindredBio to claim such payment of taxes. Any such amounts deducted or withheld by Elanco shall be treated as having been paid to KindredBio for purposes of this Agreement. On or prior to the Effective Date, KindredBio shall deliver to Elanco a properly completed Internal Revenue Service Form W-8BEN-E. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.
Article 9.
INTELLECTUAL PROPERTY MATTERS
a.Ownership of IP and New Inventions
2.Background IP. As between the Parties, KindredBio will exclusively own and retain exclusive ownership of all right, title, and interest in and to all Intellectual Property Rights (i) owned by KindredBio (or its Affiliates) prior to the Effective Date and (ii) created, conceived, developed, invented, reduced to practice, or otherwise acquired by or on behalf of KindredBio (or its Affiliates) during the Term of this Agreement outside of the activities outlined provided in this Agreement, (collectively, “KindredBio Background IP”). As between the Parties, Elanco will exclusively own and retain exclusive ownership of all right, title, and interest in and to all Intellectual Property Rights (i) owned by Elanco (or its Affiliates) prior to the Effective Date and (ii) created, conceived, developed, invented, reduced to practice, or otherwise acquired by or on behalf of Elanco (or its Affiliates) during the Term of this Agreement outside of the activities outlined provided in this Agreement (collectively, “Elanco Background IP”).
3.New Inventions. As between the Parties, (i) title to (1) all Monoclonal Antibody Improvements created, developed, reduced to practice during the Term of this Agreement, and (2) all New Inventions created, developed, reduced to practice, invented solely by or on behalf of KindredBio or its Affiliates shall be owned by KindredBio (“KindredBio New IP”) and licensed to Elanco pursuant to Section 2.1 (License to Elanco) to the extent such New Inventions constitute Licensed Patents, Licensed Know-How or are otherwise reasonably necessary or useful for the Development and Commercialization of Licensed Products; and (ii) title to all New Inventions (other than [***]) created, developed, reduced to practice, or invented (1) solely by or on behalf of Elanco or its Affiliates shall be owned by Elanco (“Elanco New IP”); and (2) shall be jointly owned by both Parties if such New Inventions are Joint Inventions

(“Joint IP”); provided, however, that in no event shall any New Inventions (including any New Invention that is [***]) be deemed to include or grant rights to use a Party’s Background IP. KindredBio’s right, title and interest in and to such Joint IP shall be licensed to Elanco pursuant to Section 2.1 (License to Elanco) only to the extent such Joint IP qualifies as Licensed Patents or Licensed Know-How under this Agreement. Inventorship shall be determined by applying the patent laws of the United States, including, in the case of New Inventions jointly invented outside of the United States, as if such New Inventions were invented in the United States, and in no event shall any activities conducted by a Party under or related to the subject matter of this Agreement be deemed to be “on behalf of” the other Party. Subject to the rights and licenses granted under this Agreement (including the exclusive rights and licenses granted to Elanco pursuant to Article 2 (Licenses and Exclusivity)), each Party shall have the right to practice and use, grant licenses to practice and use, any Joint IP without the other Party’s consent and has no duty to account to the other Party for such practice, use and license. Elanco hereby assigns and agrees to assign to KindredBio any right or interest Elanco has in and to any [***], and if such assignment is not enforceable, Elanco shall grant to KindredBio [***]license to use and exploit Elanco’s rights or interests in any such [***].
4.Disclosure. KindredBio agrees to keep Elanco informed of all New Inventions that are within the scope of Licensed Know-How or that, if the subject of a Patent, are within the scope of Licensed Patents, and Elanco agrees to keep KindredBio informed of all New Inventions that are in the nature of [***], via the JSC, and as otherwise required pursuant to Section 9.2 (Patent Prosecution and Maintenance) below, including to enable the non-Prosecuting Party to review and provide comments prior to the filing of any new Licensed Patent application or Joint Patent application. Each Party shall also promptly respond to reasonable requests from the other Party for additional information relating to any such New Inventions.
5.Improvements. For purposes hereof, [***] means any New Invention (including any Joint Invention) that is [***].
b.Patent Prosecution and Maintenance. For purposes of this Section 9.2 (Patent Prosecution and Maintenance), the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) means, with respect to a Patent, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all and any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings) and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments, patent term extensions, supplementary protection certificates, or their equivalents with respect to such Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarity, “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) exclude any enforcement action with respect to a Patent.
6.Prosecution of Licensed Patents. Unless and until assumed by Elanco, as provided below, KindredBio shall have the first right (but not the obligation) to control the filing,

prosecution of maintenance and using patent counsel of any patents and patent applications for the Licensed Technology. KindredBio shall keep Elanco reasonably informed of progress with regard to its prosecution and maintenance of any Licensed Patents and filing of any new patent applications directed to Licensed Know-How, including by providing Elanco with drafts of all proposed substantive filings and correspondence to any relevant patent authority for KindredBio’s review and comment prior to the submission of such proposed filings and correspondence. KindredBio shall consider in good faith Elanco’s comments related to such Patents prior to submitting such filings and correspondence, provided that Elanco provides such comments to KindredBio within [***]days (or a shorter period reasonably designated by KindredBio if [***]days is not practicable given the filing deadline) of receiving the draft filings and correspondence from Elanco. If KindredBio: (i) seeks to abandon or cease the prosecution or maintenance of any Licensed Patent in a particular jurisdiction (without initiation of the prosecution and maintenance of a substitution therefor) or to not file a utility application prior claiming priority to a provisional patent application prior to expiration of such provisional application, (ii) elects not to file a foreign counterpart to a Licensed Patent in a particular jurisdiction within [***]days of Elanco’s request for such filing (or such shorter period has may be necessary to enable such filing within applicable filing deadlines) or (iii) elects not to file a patent application directed to a particular invention that is Licensed Know-How within [***]days of Elanco’s request for such filing (or such shorter period as may be necessary to enable such filing within applicable filing deadlines), then KindredBio shall provide reasonable prior written notice to Elanco of such intention to abandon or cease such prosecution or maintenance or election not to file (which notice shall be given no later than [***]days prior to the final, non-extendable deadline for any action that must be taken with respect to any such Licensed Patent or invention, as applicable, with the patent office). In such case, then Elanco will have the right, by written notice to KindredBio, to take over, be responsible for, and control all patent preparation, filing, prosecution, and maintenance for Licensed Technology or any New Inventions under such Licensed Technology. Until Elanco expressly assumes such responsibility, KindredBio shall continue to prosecute, maintain and enforce all Licensed Patents and will keep Elanco informed of all such matters and give due consideration to any input or suggestions of Elanco, as provided above. Elanco shall have the first right to defend the Licensed Patents and other intellectual property rights included in the Licensed Technology (other than Joint Patents, which are addressed in Section 9.2(b) (Joint Patents)). Each Party shall bear the cost of prosecuting, maintaining, and defending related to its own IP. To the extent Elanco has assumed responsibility for patent preparation, prosecution, maintenance and enforcement, Elanco shall (i) use diligent and commercially reasonable efforts, keeping KindredBio fully informed of all such matters and give due consideration to any input and suggestions of KindredBio and not make any settlements without KindredBio’s prior approval and (ii) bear the cost of prosecuting, maintaining and defending such Licensed Patents.
7.Joint Patents. The Parties shall establish the patent strategy for the prosecution and maintenance of any Joint Patents, and shall determine, on an Invention-by-Invention basis, which Party shall be responsible for the prosecution and maintenance of such Patents (such Party, the “Prosecuting Party”). In determining the Prosecuting Party, the Parties shall take into account each Party’s intellectual property or Patent position with respect to the relevant New Invention; provided, however, that if the Parties are unable to agree, Elanco shall be the Prosecuting Party. The Prosecuting Party shall keep the other Party reasonably informed of progress with regard to its prosecution and maintenance of any Patents described in this Section 9.2(b) (Joint Patents), including by providing such other Party with drafts of all proposed substantive filings and correspondence to any relevant patent authority for such other Party’s review and comment prior to the submission of such proposed filings and correspondence. The Prosecuting Party shall consider in good faith the other Party’s comments related to such Patents prior to submitting such filings and correspondence, provided that the other Party provides such comments to the Prosecuting Party within [***] days (or a shorter period reasonably designated by the Prosecuting Party if thirty [***] days is not practicable given the filing deadline) of receiving the draft filings and correspondence from the Prosecuting Party. If the Prosecuting Party seeks to abandon or cease the prosecution or maintenance of any Patent described in this Section 9.2(b) (Joint Patents) (without initiation of the prosecution and maintenance of a substitution therefor), then the Prosecuting Party shall provide reasonable prior written notice to the other Party of such intention to abandon or cease such prosecution or maintenance (which notice shall be given no later than [***] days prior to the final, non-extendable deadline for any action that must be taken with respect to any such Joint Patent with the patent office). In such case, at the other Party’s sole discretion, upon written notice to the Prosecuting Party, such other Party may elect to continue the prosecution and maintenance of any such Patent described in this Section 9.2(b) (Joint Patents), and will thereafter be the Prosecuting Party with respect to such Joint Patent. The Parties shall mutually agree on the percentage of expenses that each Party shall bear with respect to the prosecution of Joint Patents (which in the absence of any other agreement between the Parties shall be borne by the Prosecuting Party).
8.Cooperation of the Parties. Each Party shall cooperate fully in the preparation, filing, prosecution and maintenance of the Licensed Patents and Joint Patents pursuant to this Section 9.2 (Patent Prosecution and Maintenance). Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of New Inventions as set forth in Section 9.1 (Ownership of IP and New Inventions), and Patents claiming or disclosing such New Inventions, and as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2 (Patent Prosecution and Maintenance), and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the prosecution and maintenance of any such patent applications. KindredBio shall, at its own expense, cooperate with Elanco.
c.Enforcement
9.Notice; Procedures. Each Party shall notify the other Party promptly after becoming aware of any alleged or threatened infringement by a Third Party of (i) Joint Patents anywhere in the world or (ii) Licensed Patents (other than Joint Patents) if infringement of such Licensed Patents adversely affects or is expected to adversely affect any Licensed Product the Territory, and in each case of (i) and (ii), any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of such Patents (collectively “Infringement”). For clarity, any Infringement excludes those adversarial proceedings that are addressed in Section 9.2 (Patent Prosecution and Maintenance).

10.Enforcement Rights
xiii.Licensed Technology. As between the Parties, Elanco has the first right but not the obligation to bring and control any legal action to enforce any Licensed Technology against any Infringement in the Field in the Territory, as it reasonably determines appropriate, and Elanco shall consider in good faith the interests of KindredBio in such enforcement of any such Licensed Technology. If KindredBio or its designee does not exercise its right to enforce, if Elanco fails to file an action to abate such Infringement within [***]days after a written request from KindredBio to do so, or if Elanco discontinues the prosecution of any such action after filing without abating such infringement, then if such Infringement has not otherwise been abated by Elanco or its designee, KindredBio may enforce any Licensed Patent against the relevant Infringement in the Territory, at its own expense.
11.Joint Patents. If either Party becomes aware of any alleged or threatened Infringement by a Third Party of any Joint Patent, then such Party shall so notify the other Party, and the Parties shall promptly confer and determine (a) whether to bring such an enforcement action against such Third Party, (b) the strategy to be employed in connection with any such action, or (c) the manner in which to settle such action. Unless otherwise agreed, Elanco has the first right, but not the obligation, to bring and control any legal action to enforce any Joint Patents against any Infringement in the Field, at its own expense as it reasonably determines appropriate, and Elanco shall consider in good faith the interests of KindredBio in such enforcement of any such Patents. Unless otherwise agreed, if Elanco or its designee fails to file an action to abate such Infringement within [***] days after a written request from KindredBio to do so, or if Elanco discontinues the prosecution of any such action after filing without abating such infringement, then if such Infringement has not otherwise been abated by Elanco or its designee, KindredBio may enforce any Joint Patent against the relevant Infringement, at its own expense as it reasonably determines appropriate. The Party not bringing an action under this Section 9.3(c) (Joint Patents) will be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense and will cooperate fully with the Party bringing such action.
12.Cooperation. If a Party brings an infringement action in accordance with this Section 9.3 (Enforcement) (such Party, the “Enforcing Party”), the other Party shall cooperate fully, including, if required to bring such action, furnishing a power of attorney or being named as a party to such infringement action. The Enforcing Party shall not enter into any settlement or compromise of any action under this Section 9.3 (Enforcement): (i) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, not be unreasonably withheld, conditioned, or delayed; or (ii) that would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.
d.Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 9.3(b) (Enforcement Rights), whether by way of settlement or otherwise, will be first used to reimburse the Enforcing Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the Enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties, will be divided among the Parties with [***] percent ([***]%) of such funds retained by the Enforcing Party and [***] percent ([***]%) of such funds retained by the non-Enforcing Party.
e.Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that Manufacture, use or sale of a Licensed Product infringes or misappropriate or may infringe or misappropriate the intellectual property rights of such Third Party. Except to the extent subject to a Party’s indemnification obligations, as provided in Article 11 (Indemnification) or in this Section 9.5 (Infringement of Third Party Rights), in which case the provisions of Section 11.3 (Procedure) shall control, (a) Elanco has the first right to control any defense of any such claim involving alleged infringement or misappropriation of Third Party rights by Elanco’s activities at its own expense and by counsel of its own choice, and KindredBio may, at its own expense, be represented in any such action by counsel of its own choice if such intellectual property rights pertain to the Territory, and (b) KindredBio has the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by KindredBio’s activities at its own expense and by counsel of its own choice, and Elanco may, at its own expense, be represented in any such action by counsel of its own choice. With respect to any Third Party claim of intellectual property infringement or misappropriation of a Third Party’s Intellectual Property Rights which arises from the use by Elanco of the Licensed Technology within the scope of the license grant as permitted under this Agreement and in compliance with the terms of this Agreement, then if KindredBio knows (or should have known, following due inquiry) of such infringement or misappropriation, KindredBio shall also reimburse Elanco for its reasonable costs and expenses directly arising from such defense and shall otherwise indemnify Elanco in respect of such claim. To the extent that Third Party claims of infringement or misappropriation arise from Elanco’s uses of or modification of the Licensed Technology outside of the uses permitted under this Agreement, KindredBio shall not be obligated to reimburse or indemnify Elanco, and Elanco shall reimburse KindredBio for its reasonable costs and expense arising from such defense and shall otherwise indemnify and hold KindredBio harmless in respect of such claims. Neither Party may settle any patent infringement litigation under this Section 9.5 (Infringement of Third Party Rights) in a manner that materially diminishes the rights or interests of the other Party in the Licensed Technology (if such other Party is KindredBio) and the rights and interests under the license grant hereunder (if such other Party is Elanco) without the written consent of the other Party.
f.Patent Term Extensions. KindredBio will cooperate with Elanco, at Elanco’s request, in seeking and obtaining patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to any Licensed Patents and Licensed Products. If elections with respect to obtaining such patent term extensions are to be made, Elanco shall have the right to make such elections with respect to the applicable Licensed Product.
Article 10.
REPRESENTATIONS AND WARRANTIES; COVENANTS
a.Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that: (a) it is duly incorporated or formed, validly existing, and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery, and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; (c) it is not a party to any agreement or understanding, and knows of no applicable law or third party rights, that would prohibit it from entering into and/or performing this Agreement, or that would conflict with its performance of its obligations or the other Party’s exercise of its rights under this Agreement; (d) when executed and delivered by it, the Agreement will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with the terms and conditions hereof; and (e) it shall perform its obligations hereunder in a timely, skillful, professional, scientific and workmanlike manner, in compliance with all applicable laws and applicable industry standards, by qualified personnel exercising care, skill and diligence consistent with commercially reasonable practices in the industry, and will devote commercially reasonable resources to meet its obligations hereunder.
b. KindredBio Representations and Warranties. KindredBio hereby represents and warrants to Elanco as follows, as of the Effective Date:
13.Control. [***].
14.No Conflicts. KindredBio has not entered into any agreement with any Third Party that is in conflict or inconsistent with the rights granted to Elanco under this Agreement or would impede the performance of its obligations hereunder;
15.Intellectual Property Rights. The Licensed Technology includes all intellectual property rights [***] that are reasonably necessary or useful [***] in accordance with the terms of this Agreement [***];
16.Compliance with Laws. To KindredBio’s Knowledge, all Development of the Licensed Products conducted by or on behalf of KindredBio prior to the Effective Date has been conducted in compliance with all Applicable Laws;
17.No Litigation. KindredBio is not a party to any legal action, suit or proceeding relating to the Licensed Products in the Territory and has not received any written notice threatening such litigation or any other written notice to such effect;
18.[***];
19.[***].

20.Third Party Rights. KindredBio has not received notice and is not aware of any valid claim or demand which leads it to believe that the Parties’ exercise of any rights under the Licensed Technology as contemplated by this Agreement will infringe any patent rights or other intellectual property right of any Third Party.
21.KindredBio has taken reasonable steps to protect the confidentiality of Licensed Know-How.
22.For purposes of this Section 10.2 (KindredBio Representations and Warranties), KindredBio’s Knowledge means the actual knowledge after due inquiry of the executive officers of KindredBio.
c.Representations and Warranties of Elanco. Elanco represents and warrants to KindredBio that as of the Effective Date:
23.[***];
24.Elanco has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business; and
25.Elanco has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to the Products in the Field in the Territory.
d.Mutual Covenants
26.No Debarment. In the course of Development of the Licensed Products, neither Party shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.
27.Compliance
xiv.Each Party and its Affiliates shall comply in all material respects with all Applicable Laws in the Development, Manufacture, and Commercialization of Products and performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA, USDA, APHIS, the EMA and any Regulatory Authority having jurisdiction in the Territory, Without limiting the foregoing, each Party shall comply with Anti-Corruption Laws, and shall not cause the other Party or its Affiliates, directors, officers, shareholders, employees or agents to be in violation of any Anti-Corruption Laws. Without limiting the foregoing, neither Party shall, directly or indirectly, pay any money to, or offer or give anything of value to, any “foreign official” as that term is used in the FCPA or any “foreign public official” as that term is used in the FCPA, in order to obtain or retain business or to secure any commercial or financial advantage for the other Party or for itself or any of their respective Affiliates or Sublicensees. Each Party understands that if it fails to comply with the provisions of Anti-Corruption Laws, then such failure shall automatically be deemed a breach that allows the other Party to terminate this Agreement in accordance with Section 13.5 (Termination by Either Party for Bankruptcy), provided that, the other Party will in such case not have to allow the infringing Party any notice period or cure period.
e.Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY HAS NOT MADE ANY REPRESENTATIONS, EXPRESS OR IMPLIED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.
Article 11.
INDEMNIFICATION
a.By Elanco. Elanco shall and hereby does save, defend and hold KindredBio and its Affiliates and their respective directors, officers, employees and agents (each, a “KindredBio Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any KindredBio Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the [***] of Licensed Products by or on behalf of Elanco or any of its Affiliates or Sublicensees; (b) the breach by Elanco of any provision of this Agreement; or (c) the gross negligence or willful misconduct of any Elanco Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any KindredBio Indemnitee or the breach by KindredBio of any provision of this Agreement, or to the extent KindredBio is obligated to indemnify such Loss, as provided in Section 9.5 (Infringement of Third Party Rights) above.
b.By KindredBio. KindredBio shall and hereby does save, defend and hold Elanco and its Affiliates and their respective directors, officers, employees and agents (each, an “Elanco Indemnitee”) harmless from and against any and all Losses to which any Elanco Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) [***] of Licensed Products by or on behalf of KindredBio or any of its Affiliates or licensees (other than Elanco); (b) the breach by KindredBio of any provision of this Agreement, including KindredBio’s obligations with respect to [***] pursuant to [***]; or (c) the gross negligence or willful misconduct of any

KindredBio Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Elanco Indemnitee or the breach by Elanco of any provision of this Agreement, or to the extent Elanco is obligated to indemnify such Loss, as provided in Section 9.5 (Infringement of Third Party Rights) above.
c.Procedure. If a Party (the “Indemnified Party”) seeks indemnification under Section 11.1 (By Elanco) or 11.2 (By KindredBio), the Indemnified Party shall: (a) inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 11.3 (Procedure) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice); (b) permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party; and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within [***]days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within [***]days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.
d.Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.
e.Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER

SECTION 11.1 (BY ELANCO) OR 11.2 (BY KINDREDBIO), OR (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 12 (CONFIDENTIALITY).
Article 12.
CONFIDENTIALITY
a.Confidential Information. “Confidential Information” means any non-public Information disclosed by one Party, directly or through its Affiliates or subcontractors (the “Disclosing Party”), to the other Party, directly or through its Affiliates or subcontractors (the “Receiving Party”), in connection with this Agreement and the Ancillary Agreements including scientific, technical, manufacturing, or business information, regardless of whether marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic, or electronic form. The Parties acknowledge that KindredBio’s Confidential Information includes all Licensed Know-How, Licensed Patents and any other Information, works in progress and any other documents or materials related to the Licensed Products that are not generally known to the public and disclosed to Elanco pursuant to this Agreement and the Ancillary Agreements. The Parties acknowledge that Disclosing Party’s Confidential Information includes all Information related to the business technology, products, systems, formulas, practices, processes, customers or projects of Disclosing Party including, without limitation, its Patents, Material and Supplier Technical Information (as each term is defined in the Master Supply Agreement) that are not generally disclosed to the public, and disclosed by Disclosing Party to Receiving Party during the Term of this Agreement.
b.Restrictions on Use and Permitted Disclosures. The Receiving Party will not use Confidential Information of the Disclosing Party for any purpose other than to exercise its rights and perform its obligations under this Agreement and the Ancillary Agreements (the “Purpose”). The Receiving Party will not disclose Confidential Information of the Disclosing Party to any other Parties except as expressly permitted hereunder. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent expressly permitted by the Disclosing Party in advance in writing and otherwise only to those employees, trustees, directors, Affiliates, Sublicensees, and subcontractors of the Receiving Party who have a need to know such Confidential Information for the Purpose and who are bound by restrictions on use and disclosure under provisions no less strict than those required hereunder. To the extent that these confidentiality obligations conflict with any other rights under this Agreement, such other rights will prevail. The Receiving Party will maintain Confidential Information of the Disclosing Party with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Upon any expiration or termination of this Agreement or upon the request of the Disclosing Party, the Receiving Party must return or destroy, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party and any copies thereof, except to the extent that the Receiving Party requires such Confidential Information to exercise any surviving rights under this Agreement and except that one copy thereof may be maintained in the file of the Receiving Party’s law department (subject to Receiving Party’s on-going compliance with the obligations set forth herein) to document information developed. This provision shall supersede and replace any previous confidentiality or non-disclosure agreements between the Parties with respect to the subject matter hereof and be deemed to cover all information disclosed thereunder.
c.Exceptions. The restrictions on use and disclosure in this Agreement will not apply to any Information that (a) is already in the Receiving Party’s possession at the time of disclosure to the Receiving Party without an obligation of confidentiality owed to the Disclosing Party, as evidenced by prior written documentation of the Receiving Party; (b) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party; (c) is obtained by the Receiving Party from an unaffiliated third party without a duty of confidentiality owed to the Disclosing Party; or (d) was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information as can be shown by documentary evidence. In addition, this Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation, provided that, in such event, the Receiving Party will, if permitted under Applicable Law or judicial order, promptly notify the Disclosing Party to allow intervention. The Receiving Party will advise the Disclosing Party in writing of any misappropriation or misuse of Confidential Information of such Disclosing Party of which the Receiving Party becomes aware.
d.Public Announcements
28.Except to the extent already disclosed in a press release or other public communication issued in accordance with this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by either Party or its Affiliates, except as may be required, in the good faith discretion of such Party’s counsel, by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)), judicial order, or stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 12.4(a) (Public Announcements); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

29.Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 12.4(a) (Public Announcements); and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 12.4(a) (Public Announcements) or (B) nonpublic information about the other Party.
30.The Parties shall reasonably coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded. Each Party shall use reasonable efforts to seek and obtain confidential treatment for the provisions of this Agreement that the Parties mutually agree to redact from such filing; provided that each Party shall ultimately retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Except as expressly set forth in this Article 12 (Confidentiality), neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.
e.Publications. Each Party recognizes that the publication of scientific and medical papers regarding results of and other information regarding Licensed Products, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a Party may review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, relating to the Development, Manufacture or Commercialization Products or that includes Confidential Information of the other Party. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), the Party proposing publication shall deliver a complete copy to the other Party at least [***]days prior to submitting the material to a publisher or initiating such other disclosure, and such other Party shall review any such material and give its comments to the Party proposing publication within [***]days of the delivery of such material to such other Party. With respect to oral presentation materials and abstracts, the Party proposing publication shall deliver a complete copy to the other Party at least [***]days prior to the anticipated date of the presentation, and such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than [***]days from the date of delivery to the non-publishing Party. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and shall delay any submission for publication or other public disclosure for a period of up to an additional [***]days for the purpose of preparing and filing appropriate patent applications. For clarity, this Section 12.5 (Publications) is intended to set forth the procedures for scientific and medical presentations and publications, and other public disclosures (e.g., press releases, investor presentations and the like) are addressed in Section 12.4 (Public Announcements).
f.Change of Control. Upon the occurrence of an upcoming Change of Control of KindredBio that involves an Elanco Competitor: (a) KindredBio and/or the Elanco Competitor shall not disclose any Confidential Information of Elanco, and shall ensure that no Confidential Information of Elanco (including but not limited to information regarding Development Updates, regulatory information regarding the Licensed Products and Commercialization Plans) is disclosed, to employees or any other third parties other than those employees who were employed by KindredBio prior to such Change of Control and who were directly involved with fulfilling KindredBio’s obligations under this Agreement; provided that any such employee receiving such Confidential Information following such occurrence or announcement of an upcoming Change of Control is made aware of the confidential nature and the competitive sensitivity of such Confidential Information and is subject to a confidentiality agreement with KindredBio and/or the Elanco Competitor, as applicable; (b) Elanco shall have no obligation to share any  Confidential Information with KindredBio and/or the Elanco Competitor, other than to effect the financial, regulatory, and intellectual property provisions of this Agreement[***].
Article 13.
TERM AND TERMINATION
a.Term; Mutual Termination. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination) or upon mutual agreement of both Parties, shall remain in effect until the date of expiration of the last Royalty Term of the last Licensed Product (such period, the “Term”). Upon the expiration of the Term as provided in the foregoing, the license grant in Section 2.1 (License to Elanco) will become [***].
b.Unilateral Termination by Elanco.
31.If the submission of the Pivotal Trial to the USDA for the first Licensed Product is not achieved by [***] or the Efficacy Rate related to the Pivotal Trial of the first Licensed Product is below [***] percent ([***]%) [***], Elanco shall have right to terminate the Agreement upon [***]days’ notice. If Elanco chooses not to terminate the Agreement under such conditions, the Parties will agree to enter into good faith negotiations to discuss and renegotiate the terms of this Agreement. If USDA Full Approval does not occur by [***], Elanco may terminate this Agreement subject to [***]days’ written notice to KindredBio. If Elanco chooses not to terminate the Agreement, the USDA Full Approval milestone as provided in Section 8.2 (U.S. Performance Milestone Payments) will be reduced by [***].
32.In addition, if there is a Change of Control of KindredBio where the acquirer or the buyer of KindredBio or its assets is an Elanco Competitor, Elanco may terminate this Agreement subject to thirty [***]days’ written notice to KindredBio.

c.Termination by Either Party for Breach
33.Breach. Subject to Section 13.3(b) (Disputed Breach), the non-breaching Party will have the right (but not the obligation to) terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***]days from the date of such notice (“Termination for Breach”); provided that if such breach is not reasonably capable of cure within such [***] period and the breaching Party initiates good faith actions to cure such breach, the period to cure such breach shall be extended for so long as such good faith actions are being diligently pursued by the breaching Party, up to an additional [***]days.
34.Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a) (Breach), and such alleged breaching Party provides the other Party notice of such dispute within such sixty (60)-day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) (Breach) unless and until the arbitrators, in accordance with Article 14 (Dispute Resolution), has determined that the alleged breaching Party has materially breached this Agreement and that such Party fails to cure such breach within [***]days following such arbitrators’ decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
d.Termination for Patent Challenge. KindredBio may terminate this Agreement in its entirety immediately if Elanco directly or indirectly commences a legal action anywhere in the world challenging the validity, enforceability or scope of any Licensed Patent that is included in the license granted hereunder at such time (“Patent Challenge”). The royalty rate specified in Article 8 (Compensation) will be [***] with respect to Net Sales with respect to Licensed Products invoiced during the pendency of such Patent Challenge. If the outcome of such Patent Challenge is a determination against the challenging party, (a) the royalty rate specified in Article 8 (Compensation) shall [***] and (b) Elanco shall [***] in connection with such Patent Challenge. If the outcome of such Patent Challenge is a determination in favor of the challenging party, Elanco will have [***] royalties paid before or during the pendency of such Patent Challenge.
e.Termination by Either Party for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [***]days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors (“Termination for Bankruptcy”).

f.Full Force and Effect during Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if any Performance Milestone Event or Sales Milestone Event is achieved during the termination notice period, then the corresponding milestone payment in respect of such Performance Milestone Event or Sales Milestone Payment (as applicable) is accrued and Elanco shall remain responsible for the payment of such milestone payment even if the due date of such milestone payment may come after the effective date of the termination.
g.Effect of Termination
35.Upon termination of this Agreement in its entirety or with respect to one or more countries or one or more Licensed Products pursuant to Sections 13.1 (Term; Mutual Termination), 13.2 (Unilateral Termination by Elanco), 13.3 (Termination by Either Party for Breach), 13.4 (Termination for Patent Challenge), or 13.5 (Termination by Either Party for Bankruptcy), then as more specifically set forth below, one or more of the following shall apply in accordance with the terms thereof:
xv.Reversion of Rights. In case of any termination of this Agreement provided in the foregoing sentence of Section 13.7(a) (Effect of Termination), and except as otherwise expressly provided in this Agreement, all rights, licenses and obligations of the Parties under this Agreement shall terminate and the license granted to Elanco pursuant to Section 2.1 (License to Elanco) shall revert to KindredBio; provided that if this Agreement is only terminated with respect to one or more countries, only the rights and licenses with respect to such country or countries shall terminate and revert to KindredBio; and provided further that if the Agreement expires, then the license grant in Section 2.1 (License to Elanco) shall survive such expiration, as provided in Section 13.1 (Term; Mutual Termination) above.
xvi.Assignment of Regulatory Approvals.
a.Upon termination of this Agreement by KindredBio for material breach of Elanco pursuant to Sections 13.3 (Termination by Either Party for Breach), 13.4 (Termination for Patent Challenge), or 13.5 (Termination by Either Party for Bankruptcy) (a “KindredBio For Cause Termination”), [***].
b.If this Agreement is terminated by Elanco for material breach of KindredBio pursuant to Section 13.3 (Termination by Either Party for Breach) or 13.5 (Termination by Either Party for Bankruptcy) (an “Elanco For Cause Termination”), Elanco shall have no obligations to transfer any Regulatory Approvals under this Section 13.7(a)(ii) (Assignment of Regulatory Approvals).
c.If this Agreement terminates by mutual written agreement of the Parties pursuant to Section 13.1 (Term; Mutual Termination), [***].
d.Notwithstanding the foregoing, if Elanco is restricted under Applicable Laws from transferring ownership of any of such Regulatory Approvals to KindredBio under any circumstance in which it is obligated to do so, as provided above, Elanco will have no obligation to transfer ownership of such Regulatory Approvals but will grant to KindredBio a Right of Reference or use to such item, [***], and shall take all permitted actions reasonably necessary to effect such transfer or grant of Right of Reference or use to KindredBio or its designee.
e.In addition, upon KindredBio’s written request, [***] Elanco shall, [***]provide to KindredBio copies of all [***], to the extent relating to a Licensed Product. The Parties shall discuss and establish appropriate arrangements with respect to [***]. For clarity, upon termination of this Agreement other than expiration of the term, [***].
xvii.Inventory. In the event that this Agreement is terminated in its entirety for any reason (but, for clarity, not upon expiration of this Agreement), Elanco shall discontinue the sale of the Licensed Products and shall have the right to sell its remaining inventory of Licensed Products following the termination of the Agreement so long as Elanco [***].
xviii.Intellectual Property. Upon a KindredBio For Cause Termination or upon mutual termination of this Agreement:
f.Elanco IP. Elanco shall, and shall cause its Affiliates and Sublicensees to, disclose to KindredBio (1) any and all Product Data and Information Controlled by Elanco, its Affiliates, or Sublicensees as of the effective date of termination of this Agreement that has been generated by or on behalf of Elanco, its Affiliates or Sublicensees with respect to and that relates exclusively to Licensed Products and (2) any Patents Controlled by Elanco or its Affiliates that Cover a Licensed Product in the Field in the Territory, in each case that are necessary to enable KindredBio to [***] (collectively, the “Elanco IP”); notwithstanding that such disclosure may occur after termination of this Agreement, KindredBio acknowledges and agrees that all such [***] disclosed by Elanco, if qualified as “Confidential Information” under Article 12 (Confidentiality), shall be deemed to be Elanco’s Confidential Information for purposes of Article 12 (Confidentiality). After receipt of the Elanco IP, KindredBio may notify Elanco that it wishes to obtain a license to the Elanco IP to [***], as applicable. The Parties shall negotiate the terms of such license in good faith for a period not to exceed [***]days. [***].
36.KindredBio will not have any rights with respect to any Information generated by Elanco with respect to such terminated Licensed Product and such country, to any Elanco Inventions, or to any Patents Controlled by Elanco or its Affiliates, and Elanco will have no further obligations to KindredBio with respect to any such terminated Licensed Product and such country. Upon expiration or termination of this Agreement for any reason, each Party, at the request of the other Party, shall return, or at the election of the other Party, destroy, and thereafter provide the other Party written certification evidencing such destruction, all data, files, records and other materials in its or its Affiliates’ or, with respect to Elanco, Sublicensees, possession or control containing or comprising such other Party’s Confidential Information.
h.Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 9.1 (Ownership of IP and

New Inventions), 9.2(b) (Joint Patents), 9.2(c) (Cooperation of the Parties), 13.7 (Effect of Termination), and 13.8 (Survival), Article 1 (Definitions), Article 11 (Indemnification), Article 12 (Confidentiality), Article 13 (Term and Termination), Article 14 (Dispute Resolution), Article 15 (Miscellaneous), and other provisions shall survive if and to the extent set out in this Agreement, as applicable based on the nature of and basis for termination or expiration of this Agreement.
Article 14.
DISPUTE RESOLUTION
a.Dispute Escalation. Except as provided in Section 3.1(d) (Decision-Making) and Section 14.5 (Patent and Trademark Disputes), upon the written request of either Party to the other Party, either Party may refer any claim, dispute, or controversy or claim arising out of or related to this Agreement (a “Dispute”) to the Executive Officer of Elanco and the Executive Officer of KindredBio for resolution. If the Executive Officers are unable to resolve such matter within [***]days after the initial written request, then, upon the written demand of either Party, the Parties shall resolve such matter by binding arbitration, as provided in Section 14.2 (Arbitration). Any disputes about the propriety of commencing arbitration or the scope or applicability of the agreement to arbitrate shall be finally settled by the arbitral tribunal.
b.Arbitration
37.Any Dispute shall be resolved by final and binding arbitration under the rules of the International Chamber of Commerce as then in effect (the “Rules”), except as they be modified herein or by mutual agreement of the Parties.
38.The arbitration shall be conducted by one or more arbitrator(s) appointed in accordance with the Rules; provided that: (i) such arbitrator(s) is not a current or former employees or directors, or current stockholders, of either Party, any of their respective Affiliates or any Sublicensee; and (ii) each arbitrator(s) has experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries. The seat, or legal place, of arbitration shall be Delaware, USA, and all proceedings and communications shall be in the English language.
39.The arbitral tribunal shall permit discovery (including both the production of documents and deposition testimony) as reasonably necessary for an understanding of any legitimate issue raised in the arbitration, while also taking into account the desirability of making discovery efficient and cost-effective, and, in addition to the authority conferred upon the arbitral tribunal by such Rules, the arbitral tribunal shall have the authority to order production of documents in accordance with the IBA Rules on the Taking of Evidence in International Arbitration as current on the commencement of the arbitration.
40.The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including but not limited to conservatory relief and injunctive relief, provided that the arbitral tribunal’s authority to award special, incidental, consequential or punitive damages is subject to the limitation set forth in Section 11.5

(Limitation of Liability), except to the extent the substantive laws of the State of [***], USA, do not permit such limitation. The award shall be rendered within five (5) months of the appointment of the arbitral tribunal unless the Parties jointly request an extension, or the arbitral tribunal determines, in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.
41.The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out the award without delay. Judgment upon the award may be entered in any court of competent jurisdiction.
42.During the pendency of the arbitration, each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitration and the arbitral tribunal shall fix costs in the arbitral award in accordance with the Rules.
c.Confidentiality of Arbitration. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and the arbitral tribunal except (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (b) with the consent of all Parties, (c) where needed for the preparation or presentation of a claim or defense in this arbitration, (d) where such information is already in the public domain other than as a result of a breach of this clause, or (e) by order of the arbitral tribunal upon application of a Party.
d.Injunctive Relief; Court Actions. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim injunctive or other interim relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 14.2 (Arbitration).
e.Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks covering the Manufacture, use, importation, offer for sale or sale of a Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
Article 15.
MISCELLANEOUS

a.Rights upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to Elanco or KindredBio are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or other similar foreign laws. The Parties shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code (or any comparable provision of the laws applicable to bankruptcies or insolvencies), and other similar foreign laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, or other similar foreign laws, the nondebtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and the same, which, if not already in the nondebtor Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the nondebtor Party’s written request therefor, unless the debtor Party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor Party upon written request therefor by the nondebtor Party.
b.Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of [***], USA, without regard to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
c.Entire Agreement; Amendment; Priority. This Agreement, including the Exhibits hereto, together with the Master Supply Agreement, Quality Agreement, and the Pharmacovigilance Agreement (collectively, the “Ancillary Agreements”), is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes and replaces all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the CDA and the Letter Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party. If any of the terms and conditions of this Agreement conflict with any Exhibit or Ancillary Agreement, this Agreement will control and prevail unless such Exhibit or Ancillary Agreement references the provisions of this Agreement with which it conflicts or is inconsistent.
d.Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Applicable Law.
e.Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by an authorized representative of such Party.
f.Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the nonassigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and (b) in connection with the transfer or sale of all or substantially all of the assets of such Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (regardless of whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)). Any attempted assignment not in accordance with this Section 15.6 (Assignment) shall be null and void and of no legal effect. The rights and obligations of the Parties under this Agreement are binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement is void.
g.No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.
h.Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.
i.Notices. All notices and consents required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, (b) mailed by first class certified mail, return receipt requested, postage prepaid, on the date certified by the U.S. Postal Service to have been received by the addressee, (c) by facsimile, provided the sender personally calls the recipient and confirms receipt of such facsimile, or (d) on the date certified by a nationally recognized overnight express courier service to have been received by the recipient, as follows:

If to KindredBio:	Kindred Biosciences, Inc. 1555 Bayshore Highway, Suite 200 Burlingame, CA 94010 Attention: [***] Phone: [***]
With a copy (which shall not constitute notice) to:	Morrison & Foerster LLP 200 Clarendon Street, Floor 20 Boston, MA 02116 Attention: [***] Phone: 617-648-[***]
If to Elanco:	Elanco US Inc. 2500 Innovation Way Greenfield, Indiana 46140 Attention: [***]
With a copy to:	Elanco US Inc. 2500 Innovation Way Greenfield, Indiana 46140 Attention: General Counsel
    If more than one (1) method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control. It is understood and agreed that this Section 15.9 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
j.Force Majeure. Each Party shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure, (b) the nonperforming Party takes all reasonable efforts to remove the condition, and (c) the nonperforming Party provides written notice to the other Party within fifteen (15) Business Days following the occurrence of such condition and gives the other Party a good faith estimate of the continuing effect of the condition constituting force majeure and the duration of the nonperforming Party’s nonperformance. For purposes of this Agreement, force majeure includes conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, accidents, riot, labor dispute or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, flood, explosion, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery (but excluding any event caused by or attributable to economic hardship or insufficiency of funds) (“Force Majeure Event”). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure Event affecting such Party. If a Force Majeure Event persists for more than ninety (90) days, the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure. For clarity, this Agreement has been negotiated during the global pandemic existing as of the Effective Date of this Agreement, and as such, such pandemic and any potential Force Majeure Event that is reasonably foreseeable as of the Effective Date as a result of such pandemic, is not a Force Majeure Event for purposes of this Agreement and shall only become a Force Majeure Event when and if the U.S. government or any state or local government imposes obligations on a Party that requires such Party to suspend its business operations and such impacted Party cannot reasonably implement workarounds or alternatives to continue to perform its obligations under this Agreement.
k.Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement means calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
l.Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein encompasses references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” are deemed followed by the phrase “without limitation”, (c) any definition of or reference to any agreement, instrument or other document herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any person includes the person’s successors and assigns, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) all references herein to Sections or Exhibits refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, and (g) the word “or” is disjunctive but not necessarily exclusive.
m.Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

n.Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
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In Witness Whereof, the Parties have executed this Exclusive License and Collaboration Agreement by their duly authorized officers as of the Effective Date.

Kindred Biosciences Inc. By: /s/ Richard Chin Name: Richard Chin Title: CEO Date: May 5, 2021	Elanco US Inc. By: /s/ Aaron Schacht Name: Aaron Schacht Title: Exec Vice President – Innovation/Regulatory/Business Development Date: May 5, 2021

EXHIBIT A
LICENSED PATENTS
    [***]